Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in
Post-Effective Amendment No. 106 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Contrafund II,
Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II
Portfolio of our reports dated August 6, 1999 on the financial statements and financial highlights included in the June 30, 1999
Annual Reports to Shareholders of Fidelity Contrafund II, Fidelity Fifty, Fidelity Fund, and Fidelity Growth & Income II.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
August 19, 1999